Exhibit 99.1

The Marygold Companies Reports Financial Results

For Fiscal Year and Fourth Quarter Ended June 30, 2025

San Clemente, Calif., September 19, 2025 – The Marygold Companies, Inc. (the “Company”) (NYSE American: MGLD), a diversified global holding firm, today reported financial results for the fiscal year and fourth quarter ended June 30, 2025.

Revenue for the 2025 fiscal year amounted to $30.2 million, compared with $32.8 million, for the 2024 fiscal year. The Company sustained a net loss of $5.8 million, equal to a net loss of $.14 per share, versus a net loss of $4.1 million, or a net loss of $0.10 per share, for the prior fiscal year.

For the fourth quarter ended June 30, 2025, revenue was $7.2 million, compared with $8.3 million, last year. The Company sustained a reduced net loss of $1.5 million, equal to a net loss of $0.04 per share, for the most recent fourth quarter, compared with a net loss of $1.9 million, equal to a net loss of $0.05 per share, for the prior year period.

At the close of fiscal 2025, stockholders’ equity totaled $23.0 million, compared with $26.6 million at June 30, 2024. Total assets at the 2025 fiscal year-end amounted to $30.4 million, compared with $32.9 million, last year. The Company had cash and cash equivalents at the fiscal 2025 year-end of $5.0 million, compared with $5.5 million at the close of the prior fiscal year.

The Company’s consolidated net loss for fiscal year ended June 30, 2025 was primarily due to expenses in connection with the funding of Marygold & Co. (U.S.), a wholly owned subsidiary of the Company, for development and marketing of the Marygold mobile fintech app. The Company halted its funding to this business unit as of March 31, 2025, and thus marketing expenses, salaries, and general administrative expenses on a consolidated basis were curtailed significantly for the fourth quarter ended June 30, 2025.

Results for the full 2025 fiscal year included $2.5 million in revenue and $250,000 in operating income from Brigadier Security Systems, a Canadian-based formerly wholly owned subsidiary, that was sold for $2.3 million just after the close of the fiscal year. Proceeds from the sale will be applied to retire all of the Company’s remaining debt.

“We made the difficult decision to stop funding Marygold & Co.’s fintech app in the U.S., since the effort was costing the Company more than $0.5 million per month and was no longer sustainable, nor providing an equitable return,” said David Neibert, Chief Operations Officer. “Since that time, we have concentrated on reducing expenses and refocusing the Company on our core financial services business. As part of that initiative, we sold our Canadian security systems subsidiary in July, subsequent to our fiscal year end. As a result, we expect to record a significant gain in fiscal 2026 from our initial investment.

“As for our other operating units, and on a positive note, we believe that our Original Sprout subsidiary finally has turned the corner on controlling its sales channels and repositioning the brand on e-tail platforms, as well as on retail shelves. Fourth quarter revenues for Original Sprout were up 41% over the preceding third quarter. Our largest subsidiary, USCF Investments, experienced market volatility for understandable reasons, given the uncertainty of tariffs within the energy sector. Nevertheless, USCF continues to operate profitably and report increasing AUM in its broad basket of ETF funds. For the New Zealand businesses, and especially the printing sector, revenues were up 13% in the 4th quarter vs the 3rd quarter of fiscal year 2025, and we expect the trend of increased revenues to continue.

“The actions we are taking with respect to cost cutting, elimination of debt and associated interest expense, coupled with a renewed focus on profitability, rather than investment in development stage ventures, is expected to have a beneficial impact on operating results going forward. We already experienced positive momentum as the fourth quarter drew to a close,” Neibert added.

Nicholas Gerber, Chief Executive Officer, said, “Our Company’s fiscal 2025 financial performance was not a surprise, although we had hoped for better results from our fintech app marketing efforts in the U.S. We gave it our best effort, raised capital through a public offering, and took on expensive debt. But the effort was underfunded, so we took decisive action to halt it. Importantly, we are pleased that the concept has been proven. The Company has retained the code base, and we hope to monetize our work through other channels in the fintech space. Meanwhile, our wholly owned subsidiary, Marygold & Co. (U.K.), has launched a variation of the app in the U.K., where we are optimistic on its path to profitability.

“Despite those challenges, which are now largely behind us, the Company remains in an excellent financial position, and our balance sheet is strong, as we work diligently toward meeting our long-term goal of enhancing shareholder value. I thank our shareholders for their support and patience and extend deep appreciation to our employees worldwide for their hard work, as we strive to achieve our collective objective.” Gerber added.

Business Units

The Company’s USCF Investments subsidiary, https://www.uscfinvestments.com/, acquired in 2016 and based in Walnut Creek, Calif., serves as manager, operator or investment adviser to 16 exchange traded products, structured as limited partnerships or investment trusts that issue shares trading on the NYSE Arca.

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired in 2015, is a commercial-scale bakery that produces and distributes iconic meat pies and pastries throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies. Acquired by Gourmet Foods in 2020, Printstock Products Limited, https://www.printstock.co.nz, is a printer of specialized food wrappers and is located in Napier, New Zealand.

San Clemente, Calif.-based Original Sprout, www.originalsprout.com, acquired in 2017, produces and distributes a full line of vegan, safe, non-toxic hair and skin care products, including a “reef safe” sun- screen, throughout the U.S. and in many regions throughout the world.

Marygold & Co. (UK) Limited, https://marygoldandco.uk/, was established in the U.K. in 2021 and operates through two U.K.-based investment advisory business units: Marygold & Co Limited (fka/Tiger Financial and Asset Management), acquired in 2022, http://www.tfam.co.uk/, and Step-by-Step Financial Planners, acquired in 2024, https://www.sbsfp.co.uk/, that manage clients’ financial wealth across a diverse product rang

About The Marygold Companies, Inc.

The Marygold Companies, Inc. was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, and beauty products, under the trade names USCF Investments, Marygold & Co., Step-By-Step Financial Planners, Marygold & Co. Limited, Gourmet Foods, Printstock Products, and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, and the U.K. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements, including, but not limited to, expectation of actions taken to have a beneficial impact on operating results, and that revenues for the New Zealand businesses will continue to increase, involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Readers should refer to the further detail of the risks disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the Company’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:

Roger S. Pondel

PondelWilkinson Inc.

310-279-5965

rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer

949-218-8542

dneibert@themarygoldcompanies.com

THE MARYGOLD COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2025	June 30, 2024

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,005	$5,461
Accounts receivable, net (of which $1,281 and $1,455, respectively, due from related parties)	2,361	2,678
Inventories	2,001	2,191
Prepaid income tax and tax receivable	783	1,338
Investments, at fair value	7,829	9,551
Other current assets	1,067	3,034
Total current assets	19,046	24,253

Restricted cash	63	62
Property and equipment, net	1,038	1,166
Operating lease right-of-use asset	984	974
Goodwill	2,481	2,481
Intangible assets, net	1,029	1,375
Deferred tax assets, net	3,440	1,969
Other assets	2,339	619
Total assets	$30,420	$32,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,831	$4,021
Lease liabilities, current portion	556	620
Advance from buyer of Brigadier Security Systems	720	-
Purchase consideration payable	257	277
Loans payable, current portion	1,268	315
Total current liabilities	6,632	5,233

Purchase consideration payable, net of current portion	-	237
Lease liabilities, net of current portion	580	455
Deferred tax liabilities, net	221	360
Total long-term liabilities	801	1,052
Total liabilities	7,433	6,285

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 50,000 shares authorized; Series B: 13 and 49 shares issued and outstanding at June 30, 2025 and 2024, respectively	-	-
Common stock, $0.001 par value; 900,000 shares authorized; 42,818 and 40,096 shares issued and outstanding at June 30, 2025 and 2024, respectively	42	40
Additional paid-in capital	15,167	12,825
Accumulated other comprehensive loss	(420)	(269)
Retained earnings	8,198	14,018
Total stockholders’ equity	22,987	26,614
Total liabilities and stockholders’ equity	$30,420	$32,899

THE MARYGOLD COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended June 30,
	2025	2024

Revenue
Fund management - related party	$17,135	$18,965
Food products	6,720	7,271
Beauty products	2,974	3,296
Security systems	2,471	2,655
Financial services	854	649
Revenue	30,154	32,836

Cost of revenue	8,282	8,720

Gross profit	21,872	24,116

Operating expense
Salaries and compensation	11,366	11,150
General and administrative expense	8,891	8,942
Fund operations	5,222	5,154
Marketing and advertising	2,493	3,152
Impairment loss	-	1,389
Depreciation and amortization	590	585
Total operating expenses	28,562	30,372

Loss from operations	(6,690)	(6,256)

Other (expense) income:
Interest and dividend income	1,399	756
Interest expense	(1,172)	(16)
Other (expense) income, net	(919)	68
Total other (expense) income, net	(692)	808

Loss before income taxes	(7,382)	(5,448)

Benefit from income taxes	1,562	1,379

Net loss	$(5,820)	$(4,069)

Weighted average shares of common stock
Basic	41,701	40,396
Diluted	41,701	40,396

Net loss per common share
Basic	$(0.14)	$(0.10)
Diluted	$(0.14)	$(0.10)